Exhibit 10.1

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

SOFTWARE BROKERS OF AMERICA, INC.,

ACCVENT LLC,

FORZA POWER TECHNOLOGIES LLC,

KLIP XTREME LLC

NEXXT SOLUTIONS LLC

(BORROWERS)

JULY 25, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Accounting Terms	1
1.2.	General Terms	1
1.3.	Uniform Commercial Code Terms	28
1.4.	Certain Matters of Construction	28

ARTICLE II ADVANCES, PAYMENTS		29
2.1.	Revolving Advances	29
	(a) Amount of Revolving Advances	29
	(b) Discretionary Rights	29
2.2.	Procedure for Revolving Advances Borrowing	30
2.3.	Disbursement of Advance Proceeds	32
2.4.	Reserved	32
2.6.	Repayment of Advances	32
2.7.	Repayment of Excess Advances	33
2.8.	Statement of Account	33
2.9.	Letters of Credit	33
2.10.	Issuance of Letters of Credit	34
2.11.	Requirements For Issuance of Letters of Credit	34
2.12.	Disbursements, Reimbursement	35
2.13.	Repayment of Participation Advances	36
2.14.	Documentation	37
2.15.	Determination to Honor Drawing Request	37
2.16.	Nature of Participation and Reimbursement Obligations	37
2.17	Indemnity	39
2.18.	Liability for Acts and Omissions	39
2.19.	Additional Payments	40
2.20.	Manner of Borrowing and Payment	40
2.21.	Mandatory Prepayments	42
2.22.	Use of Proceeds	42
2.23.	Defaulting Lender	43
2.24.	Removal of Lenders	44

ARTICLE III INTEREST AND FEES		45
3.1.	Interest	45
3.2.	Letter of Credit Fees	45
3.3.	Closing Fee and Facility Fee	46
	(a) Closing Fee	46
	(b) Facility Fee	46
3.4.	Collateral Fees	46
	(a) Collateral Evaluation Fee	46
	(b) Collateral Monitoring Fee	47
3.5.	Computation of Interest and Fees	47
3.6.	Maximum Charges	47
3.7.	Increased Costs	47

i

3.8.	Basis For Determining Interest Rate Inadequate or Unfair	48
3.9.	Capital Adequacy	49
3.10.	Gross Up for Taxes	49
3.11.	Withholding Tax Exemption	50
3.12.	Survival of Obligations	51

ARTICLE IV COLLATERAL: GENERAL TERMS		51
4.1.	Security Interest in the Collateral	51
4.2.	Perfection of Security Interest	51
4.3.	Disposition of Collateral	52
4.4.	Preservation of Collateral	52
4.5.	Ownership of Collateral	52
4.6.	Defense of Agent’s and Lenders’ Interests	53
4.7.	Books and Records	54
4.8.	Financial Disclosure	54
4.9.	Compliance with Laws	54
4.10.	Inspection of Premises; Appraisals	54
4.11.	Insurance	55
4.12.	Failure to Pay Insurance	56
4.13.	Payment of Taxes	56
4.14.	Payment of Leasehold Obligations	56
4.15.	Receivables	56
	(a) Nature of Receivables	56
	(b) Solvency of Customers	57
	(c) Location of Borrowers	57
	(d) Collection of Receivables	57
	(e) Notification of Assignment of Receivables	57
	(f) Power of Agent to Act on Borrowers’ Behalf	58
	(g) No Liability	58
	(h) Establishment of a Cash Management System	59
	(i) Adjustments	59
4.16.	Inventory	59
4.17.	Maintenance of Equipment	59
4.18.	Exculpation of Liability	60
4.19.	Environmental Matters	60
4.20.	Financing Statements	62
4.21.	Voting Rights in Respect of Subsidiary Stock	62
4.22.	Dividend and Distribution Rights in Respect of Subsidiary Shares	62

ARTICLE V REPRESENTATIONS AND WARRANTIES		63
5.1.	Authority	63
5.2.	Formation and Qualification	64
5.3.	Survival of Representations and Warranties	64
5.4.	Tax Returns	64
5.5.	Financial Statements	65
5.6.	Entity Name and Locations	65
5.7.	O.S.H.A. and Environmental Compliance	66

5.8.	Solvency; No Litigation, Violation, Indebtedness or Default	66
5.9.	Patents, Trademarks, Copyrights and Licenses	67
5.10.	Licenses and Permits	68
5.11.	Default of Indebtedness	68
5.12.	No Default	68
5.13.	No Burdensome Restrictions	68
5.14.	No Labor Disputes	69
5.15.	Margin Regulations	69
5.16.	Reserved	69
5.17.	Disclosure	69
5.18.	Swaps	69
5.19.	Conflicting Agreements	69
5.20.	Application of Certain Laws and Regulations	70
5.21.	Business and Property of Borrowers	70
5.22.	Section 20 Subsidiaries	70
5.23.	Anti-Terrorism Laws	70
5.24.	Trading with the Enemy	71
5.25.	Federal Securities Laws	71
5.26.	Commercial Tort Claims	71
5.27.	Partnership and Limited Liability Company Interests	71
5.28.	Material Contracts	71

ARTICLE VI AFFIRMATIVE COVENANTS		72
6.1.	Payment of Fees	72
6.2.	Conduct of Business and Maintenance of Existence and Assets	72
6.3.	Violations	72
6.4.	Government Receivables	72
6.5.	Fixed Charge Coverage Ratio and Guarantor Fixed Charge Coverage Ratio	73
6.6.	Execution of Supplemental Instruments	73
6.7.	Payment of Indebtedness	73
6.8.	Standards of Financial Statements	73
6.9.	Federal Securities Laws	73
6.10.	Real Property	74

ARTICLE VII NEGATIVE COVENANTS		74
7.1	Merger, Consolidation, Acquisition and Sale of Assets	74
7.2.	Creation of Liens	75
7.3.	Guarantees	75
7.4	Investments	75
7.5.	Loans	75
7.6.	Capital Expenditures	76
7.7.	Dividends and Distributions; Other Payments	76
7.8.	Indebtedness	77
7.9.	Nature of Business	78
7.10.	Transactions with Affiliates	78
7.11.	Leases	78
7.12.	Subsidiaries	79

7.13.	Fiscal Year and Accounting Changes		79
7.14.	Pledge of Credit		79
7.15.	Amendment of Organizational Documents		79
7.16.	Compliance with ERISA		79
7.17.	Prepayment of Indebtedness		80
7.18.	Anti-Terrorism Laws		80
7.19.	Membership/Partnership Interests		80
7.20.	Trading with the Enemy Act		81
7.21.	Other Agreements		81
7.22.	Additional Negative Pledges		81
7.23.	Additional Bank Accounts		81
7.24.	Issuance of Equity Interests		81

ARTICLE VIII CONDITIONS PRECEDENT			82
8.1.	Conditions to Initial Advances		82
	(a)	Loan Documents	82
	(b)	Filings, Registrations and Recordings	82
	(c)	Corporate or Company Proceedings of Borrowers	82
	(d)	Incumbency Certificates of Borrowers	82
	(e)	Corporate Proceedings of Guarantor	83
	(f)	Incumbency Certificates of Guarantor	83
	(g)	Certificates	83
	(h)	Good Standing Certificates	83
	(i)	Legal Opinion	83
	(j)	No Litigation	84
	(k)	Financial Condition Certificates	84
	(l)	Collateral Examination	84
	(m)	Fee	84
	(n)	Pro Forma Financial Statements	84
	(o)	Subordination Agreement	84
	(p)	Insurance	84
	(q)	Disbursement Agreement; Payment Instructions	85
	(r)	Blocked Accounts	85
	(s)	Consents	85
	(t)	No Material Adverse Change	85
	(u)	Leasehold Agreements	85
	(v)	Guarantees and Other Documents	85
	(w)	Contract Review	85
	(x)	Closing Certificate	85
	(y)	Borrowing Base	86
	(z)	Undrawn Availability	86
	(aa)	Compliance with Laws	86
	(bb)	Other	86
8.2.	Conditions to Each Advance		86
	(a)	Representations and Warranties	86
	(b)	No Default	87
	(c)	Maximum Advances	87

ARTICLE IX INFORMATION AS TO BORROWERS		87
9.1.	Disclosure of Material Matters	87
9.2	Schedules	87
9.3.	Environmental Reports	88
9.4.	Litigation	88
9.5.	Material Occurrences	88
9.6.	Government Receivables	89
9.7.	Annual Financial Statements of Borrowers and Guarantor	89
9.8.	Quarterly Financial Statements of Guarantor	89
9.9.	Monthly Financial Statements of Borrowers	89
9.10.	Other Reports	90
9.11.	Additional Information	90
9.12.	Projected Operating Budget	90
9.13.	Variances From Operating Budget	90
9.14.	Notice of Suits, Adverse Events	90
9.15.	ERISA Notices and Requests	91
9.16.	Additional Documents	91

ARTICLE X EVENTS OF DEFAULT		92
10.1.	Nonpayment	92
10.2.	Breach of Representation	92
10.3.	Financial Information	92
10.4.	Judicial Actions	92
10.5	Noncompliance	92
10.6.	Judgments	93
10.7.	Bankruptcy	93
10.8.	Inability to Pay	93
10.9.	Reserved	93
10.10.	Material Adverse Effect	93
10.11.	Lien Priority	93
10.12.	Cross Default	94
10.13.	Breach of Guaranty	94
10.14.	Change of Ownership or Change of Control	94
10.15.	Invalidity	94
10.16.	Licenses	94
10.17.	Seizures	95
10.18.	Operations	95
10.19.	Pension Plans	95

ARTICLE XI LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		95
11.1.	Rights and Remedies	95
11.2.	Agent’s Discretion	97
11.3.	Setoff	97
11.4.	Rights and Remedies not Exclusive	97
11.5.	Allocation of Payments After Event of Default	97

v

ARTICLE XII WAIVERS AND JUDICIAL PROCEEDINGS		99
12.1.	Waiver of Notice	99
12.2.	Delay	99
12.3.	Jury Waiver	99

ARTICLE XIII EFFECTIVE DATE AND TERMINATION		100
13.1.	Term	100
13.2.	Termination	100

ARTICLE XIV REGARDING AGENT		101
14.1.	Appointment	101
14.2.	Nature of Duties	101
14.3.	Lack of Reliance on Agent and Resignation	102
14.4.	Certain Rights of Agent	102
14.5.	Reliance	103
14.6.	Notice of Default	103
14.7.	Indemnification	103
14.8.	Agent in its Individual Capacity	103
14.9.	Delivery of Documents	104
14.10.	Borrowers’ Undertaking to Agent	104
14.11.	No Reliance on Agent’s Customer Identification Program	104
14.12.	Other Agreements	104

ARTICLE XV MISCELLANEOUS		105
15.1.	Governing Law	105
15.2.	Entire Understanding	105
15.3.	Successors and Assigns; Participations; New Lenders	108
15.4.	Application of Payments	110
15.5.	Indemnity	110
15.6	Notice	111
15.7.	Survival	112
15.8.	Severability	113
15.9.	Expenses	113
15.10.	Injunctive Relief	113
15.11.	Consequential Damages	113
15.12.	Captions	113
15.13.	Counterparts; Facsimile Signatures	114
15.14.	Construction	114
15.16.	Publicity	115
15.17.	Certifications From Banks and Participants; USA PATRIOT Act	115
15.18.	Concerning Joint and Several Liability of Borrowers	115
15.19.	Delegation of Authority	117

List of Exhibits and Schedules

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(k)	Financial Condition Certificate
Exhibit 15.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations; Places of Business;
Chief Executive Offices; Locations of Real Property
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Formation, Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries; Ownership
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Other Names; Mergers, Acquisitions, Etc.
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property; Source Code Escrow Agreements;
Challenges to Use
Schedule 5.14	Labor Disputes
Schedule 5.28	Material Contracts
Schedule 7.8	Indebtedness

REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of July 25, 2011 among SOFTWARE BROKERS OF AMERICA, INC., a Florida corporation (the “Company”), and each of the other Persons identified on the signature pages hereto as a Borrower and any other Person which may become a Borrower hereunder pursuant to Section 7.12 (together with the Company, the “Borrowers” and each individually a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement or any Other Document, and either Borrowers or the Required Lenders shall so request, Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or any Other Document or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.2. General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Inventory Advance Rate.

“Advances” shall mean and include the Revolving Advances and the Letters of Credit.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1% and (iii) the Daily LIBOR Rate plus 1%.

“Alternate Source” shall have the meaning set forth therefor in the definition of Federal Funds Open Rate.

“Alternative Source” shall have the meaning set forth therefor in the definition of Eurodollar Rate.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No.13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” for Revolving Advances shall mean, as of the Closing Date and thereafter until the first Adjustment Date, the applicable percentage specified below:

APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
0.50%	2.75%

Thereafter, effective as of the first Business Day following receipt by Agent of the annual financial statements of Borrowers and the annual financial statements of Guarantor for the fiscal year ending December 31, 2011 required under Section 9.7, and thereafter upon receipt of the monthly or quarterly, respectively, financial statements of Borrowers and Guarantor, respectively, at the end of each fiscal quarter required by Section 9.9 or 9.8, respectively, (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the lower of the Fixed Charge Coverage Ratio and the Guarantor Fixed Charge Coverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

LOWER OF FIXED CHARGE COVERAGE RATIO AND GUARANTOR FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Less than 1.50 to 1.00	0.50%	2.75%

Greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	0.25%	2.50%

Greater than or equal to 1.75 to 1.00	0%	2.25%

If Borrowers shall either fail to deliver Borrowers’ financial statements certificates and/or other information required under Sections 9.7 or 9.9 (for monthly financial statements at the end of each fiscal quarter only) or fail to cause the delivery of Guarantor’s financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the dates required pursuant to Sections 9.7-9.9, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of all such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the lower of the Fixed Charge Coverage Ratio and the Guarantor Fixed Charge Coverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers or Guarantor or for any other reason other than as the result of an error or omission by Agent, Agent determines that (a) the Fixed Charge Coverage Ratio or the Guarantor Fixed Charge Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio and the Guarantor Fixed Charge

Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio and the Guarantor Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be deemed to pay to Agent, promptly upon demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period (not to exceed the amount of interest for sixty (60) days) over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio and the Guarantor Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest to Borrowers unless Borrowers provide written notice within thirty (30) days of the restatement of or adjustment to the financial statements that a lower interest should have been charged and Agent verifies that the lower interest rate should have been in effect then Lenders will repay up to sixty (60) days excess interest to Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio and the Guarantor Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Blocked Person” shall have the meaning set forth in Section 5.23(b) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer or Controller of Borrowers and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which in accordance with GAAP, would be classified as capital expenditures.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Products” shall mean any one or more of the following types of services or facilities extended to any of Borrowers by Agent, any Lender or any Affiliate of Agent or a Lender in reliance on Agent’s or such Lender’s agreement to indemnify such Affiliate: (i) Automated Clearing House (ACH) transactions and other similar money transfer services; (ii) cash management, including controlled disbursement and lockbox services; (iii) establishing and maintaining deposit accounts; and (iv) credit cards or stored value cards.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Borrower to a Person who is not an Original Owner or (b) any merger or consolidation of or with any Borrower (other than a merger or consolidation permitted under Section 7.1(a)) or sale of all or substantially all of the property or assets of any Borrower (other than a sale permitted under Section 7.1(a)). For purposes of this definition, “control of any Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Borrower or (y) to direct or cause the direction of the management and policies of any Borrower by contract or otherwise.

“Change of Ownership” shall mean (a) 50% or more of the Equity Interests of any Borrower is no longer owned or controlled by (including for the purposes of the calculation of percentage ownership, any Equity Interests into which any Equity Interests of any Borrower held by any of the Original Owners are convertible or for which any such Equity Interests of any Borrower or of any other Person may be exchanged and any Equity Interests issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) Persons who are Original Owners or (b) any merger, consolidation or sale of substantially all of the property or assets of any Borrower (other than any merger or consolidation with or sale permitted under Section 7.1(a)).

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean July 25, 2011 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Subsidiary Stock;

(g) all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to each Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) each commercial tort claim in existence as of the date hereof and in which a security interest is hereafter granted to Agent by a Borrower pursuant to the provision of Section 4.1 or otherwise; (vii) if and when obtained by any Borrower, all real and personal property of third parties in which any Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(h) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this Paragraph;

(i) all of each Borrower’s cash and cash equivalents;

(j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h) and (i) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds. and

(k) all other tangible and intangible property that is described as being part of the Collateral pursuant to one or more Riders to Credit Agreement that may be delivered in connection herewith, including the Riders to Credit Agreement-Trademarks.

“Commitment Percentage” shall mean for any Lender party to this Agreement on the Closing Date, the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) or (d) hereof, and for any Lender that becomes a party to this Agreement pursuant to a Commitment Transfer Supplement or a Modified Commitment Transfer Supplement, the percentage set forth in Schedule 1 to such Commitment Transfer Supplement or Modified Commitment Transfer Supplement, as applicable.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) to be signed by the President, Chief Financial Officer or Controller of the

Company, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (i) no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11, and (ii) that to the best of such officer’s knowledge, Borrowers are in compliance in all material respects with all federal, state and local Environmental Laws, or if such is not the case, specifying all areas of non-compliance and the proposed action Borrowers will implement in order to achieve full compliance.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrowers’ business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated” or “consolidated” with reference to any term defined herein, shall mean that term as applied to the accounts of the Relevant Parties, consolidated in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, for the Relevant Parties, the sum of (i) Consolidated Net Income for such period, plus (ii) all Consolidated Interest Expense for such period, plus (iii) all accrued charges against income for such period for federal, state and local taxes, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) any extraordinary, unusual or non-recurring non-cash expenses or losses (including non-cash losses on sales of assets outside of the Ordinary Course of Business) during such period, plus (vii) any non-cash expenses consisting of the write-off of IPO costs, restricted stock and option expense, bad debt expense and inventory obsolescence, plus (viii) foreign currency translation losses recorded during such period, minus (ix) any extraordinary, unusual or non-recurring non-cash income or gains (including gains on the sales of assets outside of the Ordinary Course of Business) during such period, minus (x) any non-cash income, minus (xi) foreign currency translation gains recorded during such period, in each case, only to the extent included in the statement of Consolidated Net Income for such period.

“Consolidated Interest Expense” shall mean for any period interest expense, net of cash interest income, in each case of the Relevant Parties for such period, as determined in accordance with GAAP.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of the Relevant Parties, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Relevant Parties or is merged into or consolidated with the Relevant Parties or any of their Subsidiaries, (b) the net income (or deficit) of any Person (other than a Subsidiary of the Relevant Parties) in which any Relevant Party has an ownership interest, except to the extent that any such income is actually received by the Relevant Parties in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Relevant Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is at the time prohibited by the terms of any agreement to which such Person is a party or by which it or any of its property is bound, any of such Person’s organizational documents or other legal proceedings binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Contract Rate” has the meaning set forth in Section 3.1.

“Controlled Group” shall mean, at any time, as to each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with such Borrower, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 15.2(b) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Eligible Inventory” shall mean and include Inventory, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its reasonable credit judgment exercised in good faith, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (ii) is located outside the continental United States (except in-transit Inventory in compliance with this Agreement) or at a location that is not otherwise in compliance with this Agreement; (iii) constitutes Consigned Inventory; (iv) is the subject of an Intellectual Property Claim; (v) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; or (vi) is situated at a location not owned by any Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement. Eligible Inventory shall include all Inventory in-transit for which title has passed to any Borrower, which is insured to the full value thereof and for which Agent shall have in its possession (a) all negotiable bills of lading properly endorsed and (b) all non-negotiable bills of lading issued in Agent’s name.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its reasonable credit judgment exercised in good faith, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than one hundred twenty (120) days after the original invoice date not to exceed sixty (60) days past due for domestic Receivables;

(c) it is due or unpaid more than one hundred twenty (120) days after the original invoice date not to exceed sixty (60) days past due for foreign Receivables;

(d) fifty percent (50%) or more of all the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(e) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(f) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(g) the sale is to a Customer outside the continental United States of America or Canada, unless the Receivable (or the portion thereof that is to be an Eligible Receivable) is fully backed by satisfactory insurance coverage or the sale is on letter of credit, Guaranty or acceptance terms, in each case acceptable to Agent in its reasonable credit judgment exercised in good faith;

(h) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole credit judgment exercised in good faith, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (but only as to that portion of the Receivable subject to such offset, deduction, defense, dispute or counterclaim), the Customer is also a creditor or supplier of the applicable Borrower (but only as to that portion of the Receivable that does not exceed the amount owed by the applicable Borrower to such creditor or supplier) or the Receivable is contingent in any respect or for any reason;

(m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom (but only as to the amount of any such deduction), except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to the applicable Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in its reasonable credit judgment exercised in good faith.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include all of each Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternative Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give prompt notice to Borrowers of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA for such period minus Unfinanced Capital Expenditures made during such fiscal period minus cash taxes paid by Borrowers during such fiscal period minus any cash dividends or distributions made by Borrowers during such period to (b) all Senior Debt Payments.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include all of each Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean Intcomex, Intcomex Holdings, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA for such period minus Unfinanced Capital Expenditures made during such fiscal period minus cash taxes paid by the Relevant Parties during such fiscal period minus any cash dividends or distributions made by the Relevant Parties during such period minus management fees paid by the Relevant Parties during such fiscal period to (b) all Senior Debt Payments.

“Guarantor Security Agreement” shall mean any Security Agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a member of a Borrower as a result of such Borrower’s status as a limited liability company as evidenced and substantiated by the tax returns filed by such Borrower as a limited liability company, with such taxes being calculated for all members at the highest marginal rate applicable to any member.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Indenture” shall mean the Indenture dated December 22, 2009 between the Guarantor, the Borrowers as guarantors, and The Bank of New York Mellon, N.A., as trustee.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intcomex” shall mean Intcomex, Inc., a Delaware corporation.

“Intcomex Holdings” shall mean Intcomex Holdings, LLC, a Delaware limited liability company.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include all of each Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Investment Property” shall mean and include all of each Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean PNC in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of any Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“Letter of Credit Sublimit” shall mean $3,000,000.

“Letters of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a standby and/or a trade letter of credit.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of the applicable Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of the Company, the Borrowers taken as a whole or any Guarantor, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, permit or license, written or oral, of a Borrower the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $30,000,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 15.3(d).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the applicable Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” shall mean the Revolving Credit Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean the ordinary course of each Borrower’s or Relevant Party’s, as applicable, business as conducted on the Closing Date.

“Original Owners” shall mean Intcomex Holdings with respect to the Company, and the Company with respect to the other Borrowers.

“Other Documents” shall mean the Note, the Questionnaire, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, any Letter of Credit Document and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 15.2(b).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.10.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowers and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit Plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Agent for the benefit of Agent and Lenders;

(b) Liens for Charges not delinquent or being Properly Contested;

(c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing;

(d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than forty-five (45) consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent unless a reserve satisfactory to Agent has been established;

(g) mechanics’, workers’, materialmen’s, carriers’, repairmens’ or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h) Liens securing Permitted Purchase Money Indebtedness, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the asset acquired with such Indebtedness, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property;

(i) easements, rights-of-way, restrictions and other similar encumbrances or Liens incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business on the property subject to such encumbrances;

(j) Liens incurred or deposits made in the Ordinary Course Business to secure performance bonds, customs bonds and similar arrangements with customs brokers in an amount not to exceed $200,000 in the aggregate;

(k) Liens of a bank, broker or securities intermediary on whose records a deposit account or securities account is maintained securing the payment of customary fees and commissions to such bank, brokers or securities intermediary or, with respect to a deposit account, items deposited but returned unpaid; and

(l) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of Borrowers.

“Permitted Purchase Money Indebtedness” shall mean Purchase Money Indebtedness of Borrowers which is incurred after the date of this Agreement and which is secured by no Lien or only by a Purchase Money Lien; provided that (a) the aggregate principal amount of such Purchase Money Indebtedness outstanding at any time shall not exceed $100,000 (including any such Indebtedness on Schedule 7.8), (b) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (c) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Basis” means, in connection with the calculation, as of the date the proposed payment is to be made, of the financial covenant set forth in Section 6.5 in respect of such proposed payment pursuant to Section 7.7, the making of such calculation after giving effect on a pro forma basis to the proposed payment as if such payment had been made during the applicable Pro Forma Calculation Period.

“Pro Forma Calculation Date” means the date of the applicable proposed payment of management fees that gives rise to the requirement to calculate the financial covenant set forth in Section 6.5 on a Pro Forma Basis.

“Pro Forma Calculation Period” means, in respect of any Pro Forma Calculation Date, the period consisting of the four consecutive fiscal quarters of Borrowers and Guarantor, respectively, ended as of the last day of the most recent fiscal quarter of the Borrowers and Guarantor, respectively, preceding such Pro Forma Calculation Date (whether or not such quarters are all within the same fiscal year) for which Agent shall have received the required financial statements.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any material assets of such Person as determined by Agent in its reasonable discretion; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published (which may include electronic methods of “publication”) in another publication or source determined by Agent.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Obligations) of any Borrower for the payment of all or any part of the purchase price of any Equipment, (ii) any Indebtedness (other than the Obligations) of any Borrower incurred at the time of or within thirty (30) days prior to or one hundred twenty (120) days after the acquisition of any Equipment for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

“Purchase Money Lien” shall mean a Lien upon Equipment which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Indebtedness secured by such Lien and shall not encumber any other property of Borrowers, and such Lien constitutes a purchase money security interest under the Uniform Commercial Code.

“Purchasing CLO” shall have the meaning set forth in Section 15.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by Borrowers and delivered to Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property owned or leased by any of Borrowers and identified on Schedule 4.5 hereto or which is hereafter owned or leased by any of Borrowers.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 15.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Relevant Parties” shall mean the Company and its consolidated Subsidiaries, except in the calculation of the Guarantor Fixed Charged Coverage Ratio and matters related thereto as the context requires in which case, it shall mean Intcomex and its consolidated Subsidiaries.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding more than fifty percent (50%) of the Advances and if no Advances are outstanding shall mean Lenders holding more than fifty percent (50%) of the Commitment Percentage; provided, however, if there are fewer than three (3) Lenders (including any Defaulting Lender), Required Lenders shall mean all Lenders (other than any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Debt Payments” shall mean and include all cash actually expended by the Relevant Parties to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (c) capitalized lease payments, plus (c) payments with respect to any other Indebtedness for borrowed money.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Subordinated Debt” shall mean (i) any Indebtedness of Borrowers for borrowed money under the Subordinated Debt Documents, (ii) other obligations under the Subordinated Debt Documents and (iii) any other Indebtedness of Borrowers for borrowed money which has been subordinated in right of payment and priority to the Obligations, all on terms and conditions satisfactory to the Agent.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreement” shall mean the Lien Subordination Agreement dated July 25, 2011 among Agent, Borrowers and The Bank of New York Mellon, N.A., in its capacity as trustee.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean:

(a) one hundred percent 100% of the issued and outstanding Equity Interests of any Domestic Subsidiary of a Borrower, if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, the “Pledged Capital Stock”), including, but not limited to, the following:

(y) subject to the percentage restrictions described above, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(z) without affecting the obligations of Borrowers under any provision prohibiting such action hereunder, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Equity Interests of the successor entity formed by or resulting from such consolidation or merger;

(b) Subject to the percentage restrictions described above, any and all other Capital Stock owned by any Borrower in any Domestic Subsidiary; and

(c) All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan or Multiemployer Plan (other than those events as to which the 30-day notice has been waived); (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Pension Benefit Plan or Multiemployer Plan during a Plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property or Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning set forth in Section 5.5 hereof.

“Transferee” shall have the meaning set forth in Section 15.3(d) hereof.

“Undrawn Availability” at a date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to each Borrower’s trade creditors which are outstanding more than sixty (60) days after their due date, plus (iii) fees and expenses for which Borrowers are liable under this Agreement but which have not been paid or charged to Borrowers’ Account.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of any Relevant Party, other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made by a Relevant Party utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3. Uniform Commercial Code Terms.

All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Florida from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of any Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

ARTICLE II

ADVANCES, PAYMENTS

2.1. Revolving Advances.

(a) Amount of Revolving Advances.

Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) up to the lesser of (A) 60%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory (“Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”), (B) 90% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its reasonable discretion exercised in good faith to be updated on an annual basis) or (C) $16,500,000 in the aggregate at any one time of which no more than $2,000,000 shall constitute in-transit inventory, minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) such reserves as Agent may reasonably deem proper and necessary from time to time.

The amount derived from the sum of (w) Sections 2.1(a)(y)(i) and (ii) minus (z) Section 2.1(a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights.

The Advance Rates may be increased or decreased by Agent at any time and from time to time in its sole judgment exercised in good faith. Borrowers consent to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowers. The rights of Agent under this subsection are subject to the provisions of Section 15.2(b).

2.2. Procedure for Revolving Advances Borrowing.

(a) Borrowers may notify Agent prior to 10:00 a.m. (New York time) on a Business Day of Borrowers’ request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrowers desire to obtain a Eurodollar Rate Loan, Borrowers shall give Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $100,000 in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrowers during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than three (3) Eurodollar Rate Loans, in the aggregate.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowers may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowers shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by their notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowers shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. (New York time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowers, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d) Provided that no Event of Default shall have occurred and be continuing, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, Borrowers may convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrowers desire to convert a loan, Borrowers shall give Agent written notice by no later than 10:00 a.m. (New York time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e) At their option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, Borrowers may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrowers shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Borrowers shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrowers in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowers shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any Applicable Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowers shall be conclusive absent manifest error.

(h) Borrowers’ obligations and the indemnifications under this Section 2.2 shall survive the termination of this Agreement.

2.3. Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrowers on the day so requested by way of credit to Borrowers’ operating account at PNC, or such other bank as Borrowers may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrowers, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Reserved.

2.5 Maximum Advances.

Subject to Section 15.2, the aggregate balance of Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit.

2.6. Repayment of Advances.

(a) The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following Agent’s receipt of those items of payment, Borrowers agree that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the

Business Day Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7. Repayment of Excess Advances.

The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder (subject to Section 15.2) shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8. Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowers a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions among Agent and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowers. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit.

Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit for the account of Borrowers; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans.

2.10. Issuance of Letters of Credit.

(a) Borrowers may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowers also have the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”) and any subsequent revisions thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowers for a Letter of Credit hereunder.

2.11. Requirements For Issuance of Letters of Credit.

(a) Borrowers hereby authorize and direct any Issuer to name Borrowers as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowers hereby authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, or any application therefor.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowers. Provided that it shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of the Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the

Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b) If Agent is required at any time to return to Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14. Documentation.

Borrowers agree to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued for Borrowers’ account and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from Borrowers’ own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of any Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowers, unless Agent has received written notice from Borrowers of such failure within three (3) Business Days after Agent shall have furnished Borrowers a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on any Borrower or any Guarantor;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17 Indemnity.

In addition to amounts payable as provided in Section 15.5, Borrowers hereby agree to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”). The foregoing obligations and the indemnifications hereunder shall survive the termination of this Agreement.

2.18. Liability for Acts and Omissions.

As between Borrowers and Agent and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit (except for compliance with any such conditions expressly stated in the terms of the Letter of Credit), or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrowers and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to Borrowers for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit, except for any such damages that may be awarded against Borrowers in a third-party claim.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to Borrowers or any Lender.

2.19. Additional Payments.

Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrowers’ obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(c) (i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrowers on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments.

Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

2.22. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) repay existing Indebtedness of Borrowers, (ii) pay fees and expenses relating to this transaction, (iii) provide for their working capital needs and reimburse drawings under Letters of Credit, (iv) subject to the provisions of Section 7.5, to make loans to Intcomex in such amounts so as to allow Intcomex to make the required interest payments under the Indenture and the mandatory redemptions pursuant to Section 3.8(b) of the Indenture, and (iv) for other general corporate purposes of Borrowers.

(b) Without limiting the generality of Section 2.22(a) above, neither Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowers that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.24. Removal of Lenders.

Borrowers shall be permitted (with the consent of Agent) to replace with a replacement financial institution (i) any Lender that requests reimbursement for amounts owing or payments of additional amounts pursuant to Section 3.7 or 3.10; (ii) any Defaulting Lender; or (iii) any Lender (other than PNC Bank, National Association) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any Other Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of Section 15.2, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (A) such replacement does not conflict with any applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Body, (B) except with respect to clause (iii) above, no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (D) with respect to clause (iii) above, the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (E) Borrowers shall be liable to such replaced Lender under Section 2.2 and 2.4 if any Eurodollar Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (F) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.3(c) (provided that Borrowers shall be obligated to pay the registration and processing fee referred to therein), (G) until such time as such replacement shall be consummated, Borrowers shall pay to the replaced Lender all additional amounts (if any) required pursuant to Sections 3.7 or 3.10, as the case may be, (H) in the case of clause (iii) above, Borrowers provide at least three (3) Business Days’ prior notice to such replaced Lender, and (I) any such replacement shall not be deemed to be a waiver of any rights that Borrowers, Agent or any other Lender shall have against the replaced Lender. In the event any replaced Lender fails to execute the agreements required under Section 15.3 in connection with an assignment pursuant to this Section 2.24, Borrowers may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such replacement cease to apply.

ARTICLE III

INTEREST AND FEES

3.1. Interest.

Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to with respect to Revolving Advances, the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Revolving Interest Rate plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Eurodollar Rate Loans per annum, which is 2.75% as of the Closing Date, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each fiscal quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

(b) If an Event of Default shall have occurred and be continuing or in the event a Letter of Credit remains outstanding following the end of the Term, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrowers hereby irrevocably authorizes Agent, in its discretion, on Borrowers’ behalf and in Borrowers’ names, to open such an account and to make and maintain deposits therein, or in an account opened by Borrowers, in the amounts required to be made by Borrowers, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrowers coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrowers may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) the termination of this Agreement.

3.3. Closing Fee and Facility Fee.

(a) Closing Fee.

Upon the execution of this Agreement, Borrowers shall pay to Agent for the ratable benefit of Lenders a closing fee of $150,000 less that portion of the deposit fee of $70,000 heretofore paid by Borrowers to Agent remaining after application of such fee to out of pocket expenses.

(b) Facility Fee.

Borrowers shall pay to Agent a fee for the ratable benefit of Lenders in an amount equal to one-quarter of one percent (0.25%) per annum multiplied by the amount by which the Maximum Revolving Advance Amount exceeds the average daily unpaid balance of the Revolving Advances plus the aggregate amount of any outstanding Letters of Credit that are available to be drawn during each calendar quarter. Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4. Collateral Fees.

(a) Collateral Evaluation Fee.

Borrowers shall pay Agent a collateral evaluation fee equal to $700 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral evaluation fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b) Collateral Monitoring Fee.

Borrowers shall pay to Agent on the first day of each month following any month in which Agent performs any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which monitoring is undertaken by Agent or for Agent’s benefit - a collateral monitoring fee in an amount equal to $850 per day for each person employed to perform such monitoring plus all customary costs and disbursements incurred by Agent in the performance of such examination or analysis.

3.5. Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate for Domestic Rate Loans during such extension.

3.6. Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs.

(a) In the event that any Applicable Law or any change therein, or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(i) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.

(b) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender and delivered to Borrowers shall be conclusive absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.7 shall not constitute a waiver of such Lender’s right to demand such compensation.

3.8. Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrowers prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowers shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrowers shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9. Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowers shall be conclusive absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.9 shall not constitute a waiver of such Lender’s right to demand such compensation.

3.10. Gross Up for Taxes.

If Borrowers shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent,

or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, Borrowers shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.11 hereof.

3.11. Withholding Tax Exemption.

(a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrowers and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) Each Payee required to deliver to Borrowers and Agent a valid Withholding Certificate pursuant to Section 3.11(a) hereof shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrowers hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowers and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowers or Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

3.12. Survival of Obligations.

Borrowers’ obligations and the indemnifications under this Article III shall survive the termination of this Agreement.

ARTICLE IV

COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral.

To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, each Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest.

Borrowers shall take all action that may be necessary or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. Agent is hereby authorized to file financing statements in accordance with the Uniform Commercial Code as adopted in the State of Florida from time to time. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower one or more financing continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein and which may describe the Collateral as “all assets” or “all personal property”). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Disposition of Collateral.

Borrowers will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business or the sale of Receivables to Intcomex Latin America Finance Corporation provided the proceeds of such sale are remitted to Agent to be applied pursuant to Section 2.21, and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $100,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21.

4.4. Preservation of Collateral.

Following the occurrence of an Event of Default and during the continuance of such Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of each Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of each Borrower’s owned or leased property. Borrowers shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) the applicable Borrower shall be (other than with respect to any Purchase Money Lien) the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by any Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of such Borrower that appear on such documents and agreements shall be genuine and such Borrower shall have full capacity to execute same; and (iv) Borrowers’ Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof.

(b) (i) There is no location at which Borrowers have any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrowers is stored and each warehouseman, bailee or other third party in possession of any of Borrowers’ Inventory or Equipment; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.6. Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrowers shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. Following the occurrence of an Event of Default and during the continuance of such Event of Default, at any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Borrowers shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records.

Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs which books and records shall be kept at each Borrower’s principal place of business; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by such Borrower.

4.8. Financial Disclosure.

Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9. Compliance with Laws.

Each Borrower shall comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.10. Inspection of Premises; Appraisals.

At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of such Borrower’s business. Agent, any Lender and their agents may enter upon any of such Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business and discussing the affairs, finances and business of such Borrower with any officers and directors of such Borrower or with the

Accountants. At the sole cost of Borrowers, Agent will conduct no more than four field examinations and one Inventory appraisal per year in the absence of a Default or Event of Default, but reserves the right, in its reasonable credit judgment exercised in good faith, to conduct additional field examinations and appraisals (whether real estate appraisals, appraisals of Inventory or appraisals of Equipment) at Borrowers’ expense upon reasonable notice to the Company.

4.11. Insurance.

The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. Borrowers shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrowers’ own cost and expense in amounts and with carriers acceptable to Agent, Borrowers shall (a) keep all their insurable properties and properties in which any Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrowers’ including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrowers insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain customary public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which any Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrowers to make payment for such loss to Agent and not to such Borrowers and Agent jointly and any such payments shall be applied to the outstanding Obligations in such order as Agent may determine. If any insurance losses are paid by check, draft or other instrument payable to Borrowers and Agent jointly, Agent may endorse Borrowers’ names thereon and do such other things as Agent may deem advisable to reduce the same to cash. If any payment for such loss is made to a Borrower and not Agent, such Borrower shall turn over such payment to Agent. Agent is hereby authorized to adjust and compromise claims of $500,000 or more under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance shall be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand.

4.12. Failure to Pay Insurance.

If Borrowers fail to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrowers, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes.

Borrowers will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon any Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes except to the extent that any applicable Borrower has Properly Contested any such taxes, assessments or charges. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and Borrowers hereby indemnify and hold Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made or, or in the absence of a tax Lien, a reserve is established in an amount satisfactory to Agent), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14. Payment of Leasehold Obligations.

Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15. Receivables.

(a) Nature of Receivables.

Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Borrower, or work, labor or services theretofore rendered by such Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with such Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by such Borrower to Agent.

(b) Solvency of Customers.

Each Customer, to the best of the applicable Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of such Borrower who is not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrowers.

Each Borrower’s chief executive office is located at the address set forth on Schedule 4.5. Until written notice is given to Agent by the applicable Borrower of any other office at which such Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables.

Until Borrowers’ authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default and during the continuance of such Event of Default), Borrowers will, at Borrowers’ sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrowers’ fund or use the same except to pay Obligations. Borrowers shall deposit in the Blocked Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness for borrowed money.

(e) Notification of Assignment of Receivables.

At any time following the occurrence of an Event of Default and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf.

At any time following the occurrence of an Event of Default and during the continuance of such Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney at any time following the occurrence of an Event of Default and during the continuance of such Event of Default, with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower’s name on all documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrowers’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default and during the continuance of such Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to such Borrower.

(g) No Liability.

Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Agent is authorized and empowered to accept following the occurrence of an Event of Default and during the continuance of such Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by Borrowers, all without discharging or in any way affecting Borrowers’ liability hereunder.

(h) Establishment of a Cash Management System.

All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowers and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Borrowers, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrowers shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Notwithstanding the foregoing Agent shall not require a deposit account control agreement for Bank of America Cash Account #898006376241 provided that at no time shall the amount in the account exceed $150,000. All deposit accounts and investment accounts of any Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Adjustments.

Borrowers will not, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrowers.

4.16. Inventory.

To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment.

The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrowers shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Borrowers shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18. Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Borrowers shall ensure that the Real Property owned or leased by Borrower remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrowers shall (i) to the extent customary for businesses of the same type as such Borrower operating in a similar location, employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by any Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or such Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then such Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which such Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Each Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by such Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between such Borrower and the Authority regarding such claims to Agent until the claim is settled. Each Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that such Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrowers shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrowers shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g) Promptly upon the written request of Agent from time to time following the occurrence of an event that could reasonably be expected to result in Hazardous Discharge or if required by Applicable Law or if an Event of Default exists, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of any Borrower’s right, title and interest in and to its owned and leased premises.

4.20. Financing Statements.

Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21. Voting Rights in Respect of Subsidiary Stock.

(a) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Borrower may exercise any and all voting and other consensual rights pertaining to the Subsidiary Stock of such Borrower or any part thereof for any purpose not inconsistent with the terms of this Agreement; and

(b) Upon the occurrence and during the continuance of an Event of Default and following written notice by Agent, all rights of a Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (a) of this Section shall cease and all such rights shall thereupon become vested in Agent which shall then have the sole right to exercise such voting and other consensual rights.

4.22. Dividend and Distribution Rights in Respect of Subsidiary Shares.

(a) So long as no Event of Default shall have occurred and be continuing, each Borrower may receive and retain any and all dividends (other than stock or ownership interest dividends and other dividends constituting Subsidiary Stock which are addressed herein), distributions or interest paid in respect of the Subsidiary Stock to the extent they are allowed under this Agreement.

(b) Upon the occurrence and during the continuation of an Event of Default:

(A) all rights of a Borrower to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (a) of this Section shall cease and all such rights shall thereupon be vested in Agent which shall then have the sole right to receive and hold as Subsidiary Stock such dividends, distributions and interest payments; and

(B) all dividends, distributions and interest payments which are received by a Borrower contrary to the provisions of clause (A) of this paragraph (b) shall be received in trust for the benefit of Agent, shall be segregated from other property or funds of such Borrower, and shall be forthwith paid over to Agent as Subsidiary Stock in the exact form received, to be held by Agent as Subsidiary Stock and as further collateral security for the Obligations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant as follows:

5.1. Authority.

Borrowers have full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all their respective Obligations hereunder and thereunder. This Agreement, the Subordination Agreement and the Other Documents have been duly executed and delivered by Borrowers, and this Agreement, the Subordination Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrowers enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within each Borrower’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or company action, are not in contravention of law or the terms of each Borrower’s by-laws, certificate of incorporation, operating agreement, certificate of formation or other governing documents, as applicable, relating to each Borrower’s formation or to the conduct of each Borrower’s business or of any material agreement or undertaking to which each Borrower is a party or by which each Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Borrower under the provisions of any agreement, charter document, instrument, by-law, operating agreement or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) Borrowers are duly incorporated and/or formed and in good standing under the laws of the states indicated on Schedule 5.2(a) and are qualified to do business and are in good standing in the states indicated on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrowers to conduct their business and own their property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrowers have delivered to Agent true and complete copies of their certificate of incorporation and by law, and certificate of formation and operating agreement (as applicable) and will promptly notify Agent of any amendment or changes thereto.

(b) As of the Closing Date, the only Subsidiaries of the Company are listed on Schedule 5.2(b). As of the Closing Date, the Persons identified on Schedule 5.2(b) are the record and beneficial owners of all of the shares of Capital Stock of each of the Persons listed on Schedule 5.2(b) as being owned by thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares. All of the shares owned by Borrowers are owned free and clear of any Liens other than Permitted Encumbrances.

5.3. Survival of Representations and Warranties.

All representations and warranties of each Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns.

Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Borrowers have filed all federal, state and local tax returns and other reports they are required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of Borrowers are adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrowers have no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of Borrowers (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrowers as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowers. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, consistently applied, except as may be disclosed in such financial statements.

(b) The twelve-month cash flow projections of Borrowers and their projected balance sheets as of the Closing Date (and income statements), copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of Borrowers, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the reasonably expected set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The consolidated and consolidating balance sheets of Borrowers, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of March 31, 2011 and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period. Since March 31, 2011 there has been no change in the condition, financial or otherwise, of Borrowers or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their Subsidiaries, except, in each case, changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6. Entity Name and Locations.

No Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. and Environmental Compliance.

(a) Borrowers have duly complied in all material respects with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Borrowers have been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Law other than those the absence of which would not reasonably be likely to have a Material Adverse Effect.

(c) (i) The Borrowers are not aware of any releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Borrower; (ii) to the knowledge of Borrowers there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Borrower; (iii) to the knowledge of Borrowers neither the Real Property nor any premises leased by any Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default.

(a) Each Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) No Borrower or any member of the Controlled Group maintains or contributes to any Pension Benefit Plan or Multiemployer Plan other than as of the Closing Date, those listed on Schedule 5.8(d) hereto and thereafter, as permitted under this Agreement. (i) No Pension

Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Pension Benefit Plan; (ii) each Pension Benefit Plan which is intended to be a qualified Plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) no Borrower or any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan has been terminated by the Plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (v) at this time, the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and no Borrower or any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) no Borrower or any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan; (vii) no Borrower or any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which would reasonably be expected to give rise to any such liability; (viii) no Borrower or any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Pension Benefit Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan which is subject to ERISA; (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Pension Benefit Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) no Borrower or any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower and any member of the Controlled Group; (xii) no Borrower or any member of the Controlled Group maintains or contributes to any Pension Benefit Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) no Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Pension Benefit Plan fiduciary (as defined in Section 3(221) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Pension Benefit Plan.

5.9. Patents, Trademarks, Copyrights and Licenses.

All issued patents and filed patent applications, registered trademarks and filed trademark applications, registered service marks and filed service mark applications, registered copyrights and filed copyright applications owned or utilized by any Borrower are set forth on Schedule 5.9, are (with respect to any such intellectual property which is licensed by any Borrower, to the knowledge of Borrowers) valid and have been duly registered or filed with all appropriate Governmental Bodies. To the knowledge of Borrowers, Borrowers have sufficient rights to all intellectual property necessary to the operation of the business; there is no objection to or pending challenge to the validity of any such patent, trademark or copyright and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held (other than those licensed by any Borrower) by the applicable Borrower and all trade secrets used by such Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. No Borrower is an owner of any proprietary software.

5.10. Licenses and Permits.

Each Borrower (a) is in material compliance (unless strict compliance is required for the maintenance of such license or permit) with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or propose to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11. Default of Indebtedness.

No Borrower is in default in the payment of the principal of or interest on any Indebtedness for borrowed money (whether direct or guaranteed) or under any instrument or agreement under or subject to which any Indebtedness for borrowed money (whether direct or guaranteed) has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default.

No Borrower is in default in the payment or performance of any of its material contractual obligations which would have a Material Adverse Effect and no Default has occurred.

5.13. No Burdensome Restrictions.

No Borrower is a party to any contract or agreement the performance of which could have a Material Adverse Effect. Borrowers have heretofore delivered to Agent true and complete copies of all material contracts to which any of them are a party or to which any of them or any of their properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes.

No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees to the knowledge of Borrowers threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations.

No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Reserved.

5.17. Disclosure.

No representation or warranty made by any Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to any Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. Swaps.

No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19. Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20. Application of Certain Laws and Regulations.

None of Borrowers, any Person in possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Borrower (whether through the ability to exercise voting power, by contract or otherwise), or any Subsidiary of any Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.21. Business and Property of Borrowers.

Upon and after the Closing Date, none of Borrowers proposes to engage in any business other than that engaged in by them immediately prior to and on the Closing Date.

5.22. Section 20 Subsidiaries.

Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23. Anti-Terrorism Laws.

(a) General. No Borrower or any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. No Borrower or any Affiliate of any Borrower or its respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) to the knowledge of Borrowers, a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

No Borrower or to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.24. Trading with the Enemy.

Borrowers have not engaged, nor do they intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.25. Federal Securities Laws.

No Borrower or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.26. Commercial Tort Claims.

None of Borrowers has any known commercial tort claims as of the Closing Date.

5.27. Partnership and Limited Liability Company Interests.

Except as previously disclosed in writing to Agent, none of the Subsidiary Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the Uniform Commercial Code, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a “security” or a “financial asset” as such terms are defined in Article 8 of the Uniform Commercial Code.

5.28. Material Contracts.

Set forth on Schedule 5.28, as updated from time to time, is a complete and accurate list of all Material Contracts of each Borrower and their Subsidiaries. All of the Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

ARTICLE VI

AFFIRMATIVE COVENANTS

Borrowers and Guarantor shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees.

Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets.

(a) Conduct continuously and operate actively their business according to good business practices and maintain all of their properties useful or necessary in their business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right material to Borrowers or other material right included in the Collateral; (b) keep in full force and effect their existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain their rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Violations.

Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower or Guarantor which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables.

Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Fixed Charge Coverage Ratio and Guarantor Fixed Charge Coverage Ratio.

(a) Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0 for (i) the three quarter period of Borrowers ending as of September 30, 2011 and (ii) the four quarter period of Borrowers ending as of December 31, 2011 and as of the end of each fiscal quarter of Borrowers thereafter.

(b) Cause to be maintained a Guarantor Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for (i) the three quarter period of Guarantor ending as of September 30, 2011 and (ii) the four quarter period of Guarantor ending as of December 31, 2011 and as of the end of each fiscal quarter of Guarantor thereafter.

6.6. Execution of Supplemental Instruments.

Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7. Payment of Indebtedness.

Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all their obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

6.8. Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.7, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws.

Promptly notify Agent in writing if Guarantor, any Borrower or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act (provided that Agent and Lenders acknowledge that Guarantor is currently voluntarily filing periodic reports under the Exchange Act), (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act (provided that Agent and Lenders acknowledge that Guarantor has filed a registration statement under the Securities Act).

6.10. Real Property.

If any Borrower shall acquire at any time or times hereafter any fee simple interest in real property with a value in excess of $50,000, then within ninety (90) days of the acquisition thereof such Borrower shall execute and deliver to Agent, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real property. The New Mortgages shall be duly recorded (at Borrowers’ expense) in each office where such recording is required to constitute a valid lien on the real property covered thereby. In respect of any New Mortgage, Borrowers shall deliver to Agent, at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid lien in favor of Agent on the property covered thereby, subject only to Permitted Encumbrances and those other exceptions reasonably acceptable to Agent and its counsel. Borrowers shall also deliver to Agent such other usual and customary documents, including, without limitation, ALTA surveys of the real property described in the New Mortgages, as Agent and its counsel may reasonably request relating to the real property subject to the New Mortgages.

ARTICLE VII

NEGATIVE COVENANTS

Borrowers shall not, until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with any of them; provided, however, that (i) the Relevant Parties and their Subsidiaries may merge or consolidate with and into each other so long as (A) if such merger or consolidation involves the Company, the Company is the survivor, (B) if such merger or consolidation involves a Domestic Subsidiary and a Foreign Subsidiary, the Domestic Subsidiary is the survivor, (C) if such merger or consolidation involves a Subsidiary of the Company that is a Borrower and a Subsidiary of the Company which is not a Borrower, the Subsidiary that is a Borrower is the survivor, (D) if such merger or consolidation involves a Subsidiary of any Relevant Party that is a Guarantor and a Subsidiary of any Relevant Party which is not a Guarantor, the Subsidiary that is a Guarantor is the survivor; and (E) the Company shall have provided to Agent prior written notice of such merger, consolidation or reorganization, and (ii) any Borrower may acquire all or a substantial portion of the assets or Equity Interests of another Borrower other than the Company.

(b) Sell, lease, transfer or otherwise dispose of any of their properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by

Section 4.3, (ii) sales or dispositions among Borrowers, (iii) the sale of Receivables to Intcomex Latin America Finance Corporation and (iv) any other sales or dispositions expressly permitted by this Agreement.

7.2. Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of their property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3. Guarantees.

Become liable upon the obligations or liabilities of any Person by assumption, endorsement or Guaranty thereof or otherwise (other than to Lenders) except (a) guarantees made in the Ordinary Course of Business up to an aggregate amount of $100,000 and (b) the endorsement of checks in the Ordinary Course of Business.

7.4 Investments.

Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, or make other investments, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) investments in respect of Interest Rate Hedges, (f) extensions of trade credit in the Ordinary Course of Business, (g) loan and advances to officers and employees made in compliance with Section 7.5, and (h) advances, loans or extensions of credit between Borrowers or made by Borrowers to Guarantor, in each case, made in compliance with Section 7.5.

7.5. Loans.

Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $50,000 at any time outstanding, (c) advances, loans or extensions of credit between Borrowers, provided that at the time any such advance, loan or extension of credit is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing and (d) advances, loans or extensions of credit to Guarantor, provided (i) no Default or Event of Default shall then exist or would result from the making thereof, (ii) Borrowers deliver to Agent evidence satisfactory to Agent of compliance with the Fixed Charge Coverage Ratio and the Guarantor

Fixed Charge Coverage Ratio on a Pro Forma Basis and (iii) immediately after giving effect to such payment, dividend or distribution, Borrowers would have Undrawn Availability not less than $3,000,000 after accounting for such advances, loans or extensions of credit.

7.6. Capital Expenditures.

Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $500,000.

7.7. Dividends and Distributions; Other Payments.

(a) Except as provided in Section 7.7(c), for each Borrower which is a corporation, (i) declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower (other than (A) dividends or distributions payable in its stock, or split-ups or reclassifications of its stock, (B) dividends or distributions paid to another Borrower) or (ii) apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower.

(b) Except as provided in Section 7.7(c), for each Borrower which is a limited liability company, pay or make any distribution on any membership interests of any Borrower (other than distributions paid to another Borrower) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any membership interests, or of any options to purchase or acquire any such membership interests of such Borrower or Guarantor except that so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, and (b) no Event of Default or Default shall have occurred, and (c) the purpose for such purchase, redemption or distribution shall be as set forth in writing to Agent at least ten (10) days prior to such purchase, redemption or distribution and such purchase, redemption or distribution shall in fact be used for such purpose any Borrower shall be permitted to make distributions to its members in an aggregate amount equal to the Increased Tax Burden of its members. Payments to members shall be made so as to be available when the tax is due, including in respect of estimated tax payments. In the event (x) the actual distribution to members made pursuant to this Section 7.7 exceeds the actual income tax liability of any member due to any Borrower’s status as a limited liability company, or (y) if any Borrower was a subchapter C corporation, such Borrower would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Borrower is a limited liability company, then the members shall repay such Borrower the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Borrower (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member, then such Borrower shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of such Borrower held or controlled by, directly or indirectly, such member until such payment has been made.

(c) Make any payment, dividend or distribution to Guarantor unless (i) no Default or Event of Default shall then exist or would result from the making thereof, (ii) Borrowers deliver to Agent evidence satisfactory to Agent of compliance with the Fixed Charge Coverage Ratio and the Guarantor Fixed Charge Coverage Ratio on a Pro Forma Basis and (iii) immediately after giving effect to such payment, dividend or distribution, Borrowers would have Undrawn Availability not less than $3,000,000 after accounting for such proposed payment, dividend or distribution.

7.8. Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt, accounts payable, accrued payroll and benefits, accrued expenses, income taxes payable and other accrued taxes, deferred tax liabilities, due to related parties, unearned revenue, customer deposits and warranty liability) except in respect of:

(a) Indebtedness to Lenders under this Agreement and the Other Documents;

(b) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof;

(c) Permitted Purchase Money Indebtedness;

(d) Indebtedness described on Schedule 7.8 and any refinancings of such Indebtedness, provided that the aggregate principal amount of such Indebtedness is not increased, the scheduled maturity dates of such Indebtedness are not shortened and such refinancing is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced;

(e) Indebtedness under any Interest Rate Hedge;

(f) Indebtedness of Guarantor pursuant to the Indenture and any refinancings of the Indenture, provided, in all cases: (i) the aggregate principal amount of such Indebtedness is not increased, (ii) the scheduled maturity date of such Indebtedness is not shortened, (iii) the covenants or defaults are not materially more restrictive or more onerous than analogous provisions in the Indenture in effect on the Closing Date, and (iv) an intercreditor agreement in form and substance satisfactory to Agent and the Required Lenders shall have been executed and delivered to Agent prior to the consummation of such refinancing;

(g) Indebtedness owed to another Borrower, but only to the extent permitted under the other applicable terms and limitations of this Agreement, including but not limited to Section 7.5;

(h) guarantees of Indebtedness of another Borrower which Indebtedness is otherwise permitted under this Section 7.8;

(i) Subordinated Debt;

(j) Indebtedness arising from judgments or decrees not deemed to be an Event of Default under Section 10.5;

(k) the guaranty by Borrowers of payment of notes as set forth in the Indenture;

(l) any Indebtedness of Borrowers incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease Obligation provided that both at the time of and immediately after giving effect to the incurrence thereof (x) no Default or Event of Default shall have occurred and be continuing, and (y) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000 and any renewals or refinancings of such Indebtedness shall be on terms substantially the same or better than those in effect as the time of the original incurrence of such Indebtedness; and

(m) additional unsecured Indebtedness not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Indebtedness shall not exceed $500,000 at any one time outstanding.

7.9. Nature of Business.

Substantially change the nature of the business in which they are presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, make any payment to, or enter into any transaction or arrangement with, or otherwise deal with, any Affiliate, except transactions disclosed to Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11. Leases.

Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $2,500,000 in any one fiscal year in the aggregate for Borrowers.

7.12. Subsidiaries.

(a) Form or acquire any Subsidiary unless (i) such Subsidiary is a Domestic Subsidiary (ii) such Subsidiary expressly joins in this Agreement as a Borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Note, and under any other agreement among Borrowers and Lenders and (iii) Agent shall have received all documents, including, without limitation, legal opinions and appraisals, it may reasonably require in connection therewith.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes.

Change their fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14. Pledge of Credit.

Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrowers’ business as conducted on the date of this Agreement.

7.15. Amendment of Organizational Documents.

Amend, modify or waive any material term or provision of its Articles of Incorporation or By-Laws, Certificate of Formation or Operating Agreement, as applicable, or other organizational documents or adopt any resolution which would have the effect of diminishing the rights of Agent or the Lenders under this Agreement or any Other Document, unless required by law.

7.16. Compliance with ERISA.

(i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, other than those Pension Benefit Plans disclosed on Schedule 5.8(d) or any other Pension Benefit Plan for which Agent has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event would reasonably be expected to result in any material liability of any Borrower, Guarantor or any member of the Controlled Group or the imposition of a lien on the property of any Borrower, Guarantor or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled

Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to materially comply, or permit a member of the Controlled Group to fail to materially comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Pension Benefit Plan.

7.17. Prepayment of Indebtedness.

At any time, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the prepayment or redemption of any Indebtedness for borrowed money (other than Indebtedness owed to the Lender under this Agreement or the Other Documents), except (i) any such prepayment, repurchase, redemption, retirement or acquisition expressly permitted in the Subordination Agreement or (ii) in connection with any refinancing of Indebtedness in compliance with Section 7.8(d).

7.18. Anti-Terrorism Laws.

No Borrower or Guarantor shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrowers and Guarantor shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrowers’ and Guarantor’s compliance with this Section.

7.19. Membership/Partnership Interests.

Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20. Trading with the Enemy Act.

Engage in any business or activity in violation of the Trading with the Enemy Act.

7.21. Other Agreements.

Enter into any material amendment, waiver or modification of any Material Contract other than in the Ordinary Course of Business, including without limitation with respect to any vendor contracts.

7.22. Additional Negative Pledges.

Except as set forth in the Indenture, create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Borrower or any Guarantor, other than Permitted Encumbrances or (ii) any contractual obligation which may restrict or inhibit Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

7.23. Additional Bank Accounts.

Open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) the accounts set forth on Schedule 4.15(h), each of which shall be subject to a blocked account arrangement with the depository institution, except to the extent otherwise determined by Agent (b) deposit accounts established after the Closing Date that are subject to a blocked account arrangement with the depository institution in form and substance satisfactory to Agent, (c) other deposit accounts established after the Closing Date solely as payroll and other zero balance accounts and (d) other deposit accounts established after the Closing Date, so long as at any time the balance in any such account does not exceed $10,000 and the aggregate balance in all such accounts does not exceed $50,000.

7.24. Issuance of Equity Interests.

Sell or permit any of their Subsidiaries to sell or issue any Equity Interests having a preference over the common stock of such Person if the issuer of such Equity Interests could be required to redeem such Equity Interests or to pay cash dividends thereon.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Initial Advances.

The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Loan Documents.

Agent shall have received this Agreement, the Notes and each Other Document duly executed and delivered by an authorized officer of Borrowers;

(b) Filings, Registrations and Recordings.

Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Corporate or Company Proceedings of Borrowers.

Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors, Board of Managers or other similar managing body of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, each of the Other Documents (collectively, the “Documents”) and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of such Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrowers.

Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of such Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Corporate Proceedings of Guarantor.

Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Guarantor authorizing the execution, delivery and performance of the Guaranty and each Other Document to which it is a party certified by the Secretary or an Assistant Secretary of Guarantor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f) Incumbency Certificates of Guarantor.

Agent shall have received a certificate of the Secretary or an Assistant Secretary of Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of Guarantor executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(g) Certificates.

Agent shall have received a copy of the Articles or Certificate of Incorporation or Formation of each Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as applicable, together with copies of the By-Laws or Operating Agreement, as applicable, of each Borrower and each Guarantor and all agreements of each Borrower’s and each Guarantor’s shareholders or members, as applicable, certified as accurate and complete by the Secretary of each Borrower and such Guarantor;

(h) Good Standing Certificates.

Agent shall have received good standing certificates for each Borrower and each Guarantor dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and each Guarantor’s jurisdiction of organization and each jurisdiction where the conduct of each Borrower’s and each Guarantor’s business activities or the ownership of its properties necessitates qualification;

(i) Legal Opinion.

Agent shall have received the executed legal opinion of counsel to Borrowers and each Guarantor in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents, the Guaranty, the Subordination Agreement and related agreements as Agent may reasonably require and Borrowers hereby authorize and direct such counsel to deliver such opinions to Agent and Lenders;

(j) No Litigation.

(i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or, to the knowledge of any Borrower, threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents, the Subordinated Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(k) Financial Condition Certificates.

Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(k);

(l) Collateral Examination.

Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, Real Property and Equipment of Borrowers and all books and records in connection therewith;

(m) Fee.

Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(n) Pro Forma Financial Statements.

Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(o) Subordination Agreement.

Agent shall have entered into the Subordination Agreement;

(p) Insurance.

Agent shall have received in form and substance reasonably satisfactory to Agent, copies of Borrowers’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of lender loss payee endorsement naming Agent as lender loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(q) Disbursement Agreement; Payment Instructions.

Agent shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(r) Blocked Accounts.

Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(s) Consents.

Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(t) No Material Adverse Change.

(i) Since March 31, 2011 there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(u) Leasehold Agreements.

Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by any Borrower at which Inventory and books and records are located;

(v) Guarantees and Other Documents.

Agent shall have received the executed Guaranty,

(w) Contract Review.

Agent shall have reviewed copies of all material contracts of Borrowers requested by Agent, including leases, union contracts, labor contracts, vendor supply contracts, license agreements, purchase and sale agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(x) Closing Certificate.

Agent shall have received a closing certificate signed by the Chief Financial Officer of the Company dated as of the date hereof, stating, among other matters, that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) each Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(y) Borrowing Base.

Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(z) Undrawn Availability.

After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $3,000,000.

(aa) Compliance with Laws.

Agent shall be reasonably satisfied that Borrowers are in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act; and

(bb) Other.

All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties.

Each of the representations and warranties made by each Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date);

(b) No Default.

No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances.

In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

ARTICLE IX

INFORMATION AS TO BORROWERS

Borrowers shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters.

Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Schedules.

Deliver to Agent on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, including without limitation a report separating the in-transit Inventory and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, Borrowers will deliver to Agent (i) a weekly Borrowing Base Certificate in form and substance satisfactory to Agent, (ii) a weekly inventory report, including without limitation a report separating the in-transit Inventory and (iii) at such intervals as Agent may require: (a) confirmatory assignment schedules, (b) copies of Customer’s invoices, (c) evidence of shipment or delivery, and (d) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrowers and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrowers’ failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3. Environmental Reports.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9 (for the end of each quarter only), a Compliance Certificate signed by the President (or such other officer permitted to execute the Compliance Certificate) of each Borrower stating, to the best of his/her knowledge, that such Borrower is in compliance in all material respects with all federal, state and local Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the Compliance Certificate shall set forth with specificity all areas of non compliance and the proposed action Borrowers will implement in order to achieve full compliance.

9.4. Litigation.

Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences.

Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrowers on a consolidated basis as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Borrower propose to take with respect thereto.

9.6. Government Receivables.

Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements of Borrowers and Guarantor.

Furnish Agent within ninety (90) days after the end of each fiscal year of Borrowers and Guarantor, audited, consolidated and consolidating financial statements of Borrowers and separate audited, consolidated and consolidating financial statements of Guarantor, each on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, respectively, and each in reasonable detail and accompanied by a report and opinion (which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like assumption, qualification or exception as to the scope of the audit) of an independent certified public accounting firm selected by Borrowers or Guarantors, respectively, and, in each case, satisfactory to Agent (the “Accountants”), it being acknowledged and agreed that BDO USA, LLP is satisfactory to Agent. The report of the Accountants shall be accompanied by a statement of the Accountants in the form set forth in Borrowers’ audited December 31, 2010 financial statements. In addition, the reports shall be accompanied by Compliance Certificates from Borrowers and Guarantor, respectively.

9.8. Quarterly Financial Statements of Guarantor.

Furnish Agent within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Borrowers, an unaudited consolidated balance sheet of Guarantor on a consolidated and consolidating basis and unaudited consolidated statements of income and stockholders’ equity and cash flow of Guarantor on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Guarantor’s business. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements of Borrowers.

Furnish Agent within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of Borrowers on a consolidated and consolidating basis and unaudited consolidated statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports for the last month of each quarter shall be accompanied by a Compliance Certificate regarding the quarter then ended.

9.10. Other Reports.

Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrowers shall send to their stockholders or members, as applicable.

9.11. Additional Information.

Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least ten (10) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which such Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which such Borrower is a party or by which such Borrower is bound.

9.12. Projected Operating Budget.

Furnish Agent, no later than forty-five (45) days prior to the beginning of Borrowers’ fiscal years commencing with fiscal year 2012, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of reasonable financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and each quarterly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events.

Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of such Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by such Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of such Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15. ERISA Notices and Requests.

Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which any Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which any Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or the commencement of contributions to any Pension Benefit Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Pension Benefit Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or Plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16. Additional Documents.

Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

ARTICLE X

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment.

Failure by Borrowers to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay when due any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document (violations of or related to the Formula Amount and/or the Borrowing Base Certificate shall be deemed to be a default under this Section 10.1);

10.2. Breach of Representation.

Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information.

Failure by any Borrower to (i)(x) furnish financial information when due or (y) when requested which is unremedied for a period of fifteen (15) days of such request, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4. Judicial Actions.

Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables or against a material portion of any Borrower’s other property which is not stayed or lifted within thirty (30) days;

10.5 Noncompliance.

Except as provided for in Section 10.1 or 10.3:

(a) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition, or covenant, contained in Sections 4.10, 6.2(b), 6.5 or 6.6 or in Article 7 or 9 hereof, or

(b) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant contained herein or any Other Document that, if such term, provision, condition or covenant is capable of cure, is not cured within thirty (30) days from the earlier to occur of (A) receipt by a Borrower of written notice thereof from Agent or any Lender and (B) the date upon which any Borrower obtains knowledge thereof, or within such reasonably longer period as may be required to cure same (so long as cure is commenced within the thirty-day period and thereafter is prosecuted to completion with reasonable diligence);

10.6. Judgments.

Any judgment or judgments are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $250,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of forty (40) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance) which Lien is not being Properly Contested;

10.7. Bankruptcy.

Any Borrower or any Guarantor or any Subsidiary of a Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay.

Any Borrower or any Guarantor or any Subsidiary of a Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Reserved.

10.10. Material Adverse Effect.

Any change in any Borrower’s or any Guarantor’s results of operations or condition (financial or otherwise) which has a Material Adverse Effect;

10.11. Lien Priority.

Any Lien created hereunder or under any Other Document or provided for hereby or thereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest or any Borrower or any other Person acting on its behalf shall so claim;

10.12. Cross Default.

A default of the obligations of any Borrower under any other agreement to which it is a party shall occur that could reasonably be expected to result in a Material Adverse Effect, which default is not cured within any applicable grace period, if any; or any default, which is not cured within any applicable grace period, if any, or any event of default shall occur pursuant to the Indenture or any documents related thereto;

10.13. Breach of Guaranty.

Termination or breach of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.14. Change of Ownership or Change of Control.

Any Change of Ownership or Change of Control shall occur;

10.15. Invalidity.

Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor or any Person acting on their behalf shall so claim;

10.16. Licenses.

(i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any material license, permit, patent trademark or tradename of any Borrower or any Guarantor, the continuation of which is material to the continuation of any Borrower’s or such Guarantor’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any material license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.17. Seizures.

Any portion of the Collateral having a value in excess of $100,000 in the aggregate shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.18. Operations.

The operations of any Borrower’s facility are interrupted at any time for more than fourteen (14) consecutive days, unless such Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if any Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days; or

10.19. Pension Plans.

An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Pension Benefit Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, is reasonably likely to incur, a liability to a Pension Benefit Plan or the PBGC (or both) which would reasonably be expected to have a Material Adverse Effect.

ARTICLE XI

LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT

11.1. Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowers at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrowers. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, Borrowers acknowledge and agree that it is not commercially unreasonable for Agent (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrowers acknowledge that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section11.1(b) shall be construed to grant any rights to Borrowers or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion.

Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff.

Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent in owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit), to breakage, termination or other payments, and any interest accrued thereon, due under any Lender-Provided Interest Rate Hedge, to the extent such Lender-Provided Interest Rate Hedge is permitted by Section 7.8, and to amounts due under any Cash Management Products;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

ARTICLE XII

WAIVERS AND JUDICIAL PROCEEDINGS

12.1. Waiver of Notice.

Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default. No Out-of-Formula Loan or protective advance made during the existence of a Default or an Event of Default shall operate as a waiver of any such Default or Event of Default.

12.3. Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE XIII

EFFECTIVE DATE AND TERMINATION

13.1. Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until July 25 2014 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon forty-five (45) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term and the Borrowers have terminated this Agreement pursuant to the immediately preceding sentence (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one percent (1.0%) of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) one-half of one percent (0.50%) of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (z) one-quarter of one percent (0.25%) if the Early Termination Date occurs on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date.

13.2. Termination.

The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than contingent indemnity claims not yet asserted or threatened) have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (other than contingent indemnity claims not yet asserted or threatened) of Borrowers have been indefeasibly paid and performed in full after the termination of this Agreement or Borrowers have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to such Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than contingent indemnity claims not yet asserted or threatened) have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than contingent indemnity claims not yet asserted or threatened) are indefeasibly paid and performed in full.

ARTICLE XIV

REGARDING AGENT

14.1. Appointment.

Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3(a) and 3.4), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation.

Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrowers pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowers and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4. Certain Rights of Agent.

If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile, electronic message, email, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification.

To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity.

With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents.

To the extent Agent receives financial statements required under Sections 9.7, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from Borrowers pursuant to the terms of this Agreement which Borrowers are not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10. Borrowers’ Undertaking to Agent.

Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrowers hereby undertake with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrowers’ obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrowers, their Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12. Other Agreements.

Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

ARTICLE XV

MISCELLANEOUS

15.1. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applied to contracts to be performed wholly within the State of Florida. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of Florida, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Miami-Dade, State of Florida.

15.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding among Borrowers, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrowers’, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 15.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i) increase the Commitment Percentage or the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder (excluding any mandatory prepayment), or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $300,000;

(v) change the rights and duties of Agent;

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount;

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date; or

(viii) release any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then PNC or the Company (with Agent’s consent) may, at their option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by Agent or Company (with Agent’s consent and provided such other Person is reasonably acceptable to Agent) (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC or the Company (with Agent’s consent) elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 15.2, Agent is hereby authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount.

15.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of each Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Borrowers acknowledge that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”);provided, that any such sale of participating interests must be for a constant and non-varying interest in all Advances. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Borrowers hereby grant to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. No Lenders shall transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Advances or Letter of Credit reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Advances or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Agreement, reduce the interest rate applicable to the Advances or Letter of Credit reimbursement obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Agreement, reduce any fees payable hereunder.

(c) Any Lender, with the consent of Agent and, prior to an Event of Default, the Company, which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided, that any such assignment of a portion must be for a constant and non-varying portion of such Lender’s rights under this Agreement, the Other Documents, the Advances and Commitment Percentage. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent and, prior to an Event of Default, the Company, which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Borrowers authorize each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrowers which has been delivered to such Lender by or on behalf of Borrowers pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrowers.

15.4. Application of Payments.

Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrowers’ benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5. Indemnity.

Borrowers shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 15.5 by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this

Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 15.5 harmless from and against all liability in connection therewith.

15.6 Notice.

Any notice or request hereunder may be given to Borrowers or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 15.6) in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 15.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowers shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:	PNC Bank, National Association
205 Datura Street
3rd Floor
West Palm Beach, Florida 33401-5603
		Attention:	John Stanescki
		Telephone:	(561) 803-9759
		Facsimile:	(561) 803-9426

with an additional
	copy to:	Moore & Van Allen PLLC
100 N. Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
		Attention:	Lea Stromire Johnson
		Telephone:	(704) 331-1068
		Facsimile:	(704) 378-2068

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrowers:	Software Brokers of America, Inc.
3505 NW 107th Avenue
Miami, Florida 33178
		Attention:	Russell Olson
		Telephone:	(305) 477-6230
		Facsimile:	(305) 477-5694

	with a copy to:	Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York 10022
		Attention:	David A. Scherl
		Telephone:	(212) 735-8600
		Telecopier:	(212) 735-8708

15.7. Survival.

The obligations of Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 15.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8. Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9. Expenses.

All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or, without duplication, on behalf of Lenders and Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder, under the Subordination Agreement, the Other Documents and under all related agreements, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower or any Guarantor or (e) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement, the Subordination Agreement, the Other Documents and all related agreements, may be charged to Borrowers’ Account and shall be part of the Obligations.

15.10. Injunctive Relief.

Borrowers recognize that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11. Consequential Damages.

Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12. Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13. Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

15.14. Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.15 Confidentiality; Sharing Information.

(a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrowers of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Borrowers acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to a Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrowers hereby authorize each Lender to share any information delivered to such Lender by such Borrower and their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

15.16. Publicity.

Borrowers and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

15.17. Certifications From Banks and Participants; USA PATRIOT Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

15.18. Concerning Joint and Several Liability of Borrowers.

(a) Each of Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of each of Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 15.18 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 15.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 15.18, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 15.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 15.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 15.18 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 15.18 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 15.18 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h) Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 15.18(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 15.18(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 15.18(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date).

15.19. Delegation of Authority.

Each Borrower (other than the Company) hereby authorizes and appoints the Company and each of the President and Chief Financial Officer of the Company, to be its attorneys (“its Attorneys”) and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents and carry out all such acts as are necessary or appropriate in connection with drawing Advances and the making of other extensions of credit hereunder, the granting and perfection of security interests under this Agreement and the Other Documents, and complying with the terms and provisions hereof and the Other Documents. This delegation of authority and appointment shall be valid for the duration of the term of this Agreement; provided, however, that such delegation of authority and appointment shall terminate automatically without any further act with respect to any such officer of the Company if such officer is no longer an employee of the Company. Each Borrower (other than the Company) hereby undertakes to ratify everything which any of its Attorneys shall do in furtherance of this delegation of authority and appointment.

[remainder of page intentionally left blank]

Each of the parties has signed this Agreement as of the day and year first above written.

SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Anthony Shalom
Name:	Anthony Shalom
Title:	President

ACCVENT LLC

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

FORZA POWER TECHNOLOGIES LLC

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

KLIP XTREME LLC

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

NEXXT SOLUTIONS LLC

By:	/s/ Naftali Mizrachi
Name:	Naftali Mizrachi
Title:	Manager

Revolving Credit and Security Agreement

Software Brokers of America, Inc.

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Agent

By:	/s/ Rocio de Ojeda
Name:	Rocio de Ojeda
Title:	Vice President

Commitment Percentage: 100%

Revolving Credit and Security Agreement

Software Brokers of America, Inc.

STATE OF FLORIDA	)
) ss.
COUNTY OF DADE	)

On this 25th day of July, 2011, before me personally came Anthony Shalom, to me known, who, being by me duly sworn, did depose and say that he is the President of SOFTWARE BROKERS OF AMERICA, INC., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

/s/ Normal Iglesias
Notary Public

STATE OF FLORIDA	)
) ss.
COUNTY OF DADE	)

On this 25th day of July, 2011, before me personally came Naftali Mizrachi, to me known, who, being by me duly sworn, did depose and say that s/he is the Manager of ACCVENT LLC, the limited liability company described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the management committee of said limited liability company.

/s/ Normal Iglesias
Notary Public

STATE OF FLORIDA	)
) ss.
COUNTY OF DADE	)

On this 25th day of July, 2011, before me personally came Naftali Mizrachi, to me known, who, being by me duly sworn, did depose and say that s/he is the Manager of FORZA POWER TECHNOLOGIES LLC, the limited liability company described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the management committee of said limited liability company.

/s/ Normal Iglesias
Notary Public

Revolving Credit and Security Agreement

Software Brokers of America, Inc.

STATE OF FLORIDA	)
) ss.
COUNTY OF DADE	)

On this 25th day of July, 2011, before me personally came Naftali Mizrachi, to me known, who, being by me duly sworn, did depose and say that s/he is the Manager of KLIP XTREME LLC, the limited liability company described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the management committee of said limited liability company.

/s/ Normal Iglesias
Notary Public

STATE OF FLORIDA	)
) ss.
COUNTY OF DADE	)

On this 25th day of July, 2011, before me personally came Naftali Mizrachi, to me known, who, being by me duly sworn, did depose and say that s/he is the Manager of NEXXT SOLUTIONS LLC, the limited liability company described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the management committee of said limited liability company.

/s/ Normal Iglesias
Notary Public

STATE OF FLORIDA	)
) ss.
COUNTY OF BROWARD	)

On this 25th day of July, 2011, before me personally came Rocio de Ojeda, to me known, who, being by me duly sworn, did depose and say that she is the Vice President of PNC BANK, NATIONAL ASSOCIATION, and that she was authorized to sign her name thereto.

/s/ Ina Swain
Notary Public

Revolving Credit and Security Agreement

Software Brokers of America, Inc.